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                                                                      EXHIBIT 18


                                                               February 18, 2000


CONFIDENTIAL

CB Bancshares, Inc.
Honolulu, Hawaii

Ladies and Gentlemen:

We have audited the consolidated balance sheet of CB Bancshares, Inc. and subsidiaries (Company) as of December 31, 1999 and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for the year then ended, and have reported thereon under date of February 18, 2000. The aforementioned consolidated financial statements and our audit report thereon are incorporated by reference in the Company's annual report on Form 10-K for the year ended December 31, 1999. As stated in note B to those financial statements, the Company changed its method of accounting for the recoverability of goodwill and states that the newly adopted accounting principle is preferable in the circumstances because it is consistent with the basis used for investment decisions (acquisitions and capital projects) and takes into account the specific and detailed operating plans and strategies of each business segment. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

                                                               Very truly yours,


KPMG LLP